THE INTEGRITY FUNDS

on behalf of the

INTEGRITY GROWTH & INCOME FUND

MANAGEMENT FEE WAIVER and EXPENSE REIMBURSEMENT AGREEMENT

AGREEMENT, effective commencing on April 30, 2009 between Integrity Money Management, Inc., (the "Adviser") and The Integrity Funds (the "Trust") on behalf of the Integrity Growth & Income Fund (the "Fund").

WHEREAS, the Trust currently retains the Adviser to render investment advisory services to the Fund, and the Adviser is willing to furnish such services to the Fund;

NOW THEREFORE, in consideration of the promises and mutual covenants contained in the Investment Advisory Agreement between the parties and herein, it is agreed between the Fund and the Adviser that:

1.

The Adviser agrees to continue to waive its management fee and reimburse expenses, other than extraordinary or non-recurring expenses, until March 31, 2010, so that Net Annual Operating Expenses of the Fund do not exceed 1.60% for Class A shares; and

2.

The Adviser agrees to continue to waive its management fee and reimburse expenses, other than extraordinary or non-recurring expenses, until March 31, 2010, so that Net Annual Operating Expenses of the Fund do not exceed 2.50% for Class C shares.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of April 30, 2009.

THE INTEGRITY FUNDS
By:
President

INTEGRITY MONEY MANAGEMENT, INC.
By:
President